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                                                                    EXHIBIT 99.3



GREYSTONE DIGITAL TECHNOLOGY SECURITIES SUBJECT TO NASDAQ DELISTING


SAN DIEGO - April 25, 2001 -- GreyStone Digital Technology, Inc (Nasdaq: GSTN) announced today that the Company received a Nasdaq Staff Determination on 18 April 2001 indicating that the Company fails to comply with the net tangible assets requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing. The Company understands that if the request for hearing is granted, the stock will continue to trade on The Nasdaq SmallCap Market until a final determination is made to delist the Company, at which point the Company's common stock will begin trading on the Over-the-Counter Bulletin Board.

In addition, on 4 April 2001, Nasdaq Staff notified the Company that its stock price had been below $1.00 for 30 consecutive days and no longer complied with Marketplace Rule 4310(c)(4). The Company was granted 90 days, or until July 3, 12001, to achieve compliance or request a hearing.

Based in San Diego, California, GreyStone Digital Technology's goal is to position itself as a leading provider of applications of advanced digital technology that customers use to help people solve problems, communicate, and improve their businesses, products, and services. The company is experienced in providing powerful real-time, interactive and networked 3-D digital immersion software and systems for defense customers and has applied this experience in the development of products for entertainment markets. GreyStone's products and services address a demand from military, entertainment, law enforcement, and other markets such as education, wireless communications, the Internet, e-commerce, and e-services for improved ways to access and use digital information.

More company information is available on the company's website at http://www.gstone.com.

This news release contains statements that are not purely historical, and as such are forward-looking statements under the federal securities laws. These include forward-looking statements regarding management's intentions, plans, hopes, beliefs, expectations or projections of the future. These forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the company's products and services; additional financing requirements; the impact of competitive products or pricing; technological changes; the effect of economic conditions; the ability to successfully commercialize the company's entertainment products; the company's dependence on key engineering, technical, and other skilled personnel and other risks and uncertainties detailed from time to time in the company's reports filed with the Securities and Exchange Commission. One or more of these factors could affect the company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this news release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the company, or any other person, that the objectives and plans of the company will be achieved. All forward-looking statements made in this news release are based on information presently available to management, and the company assumes no obligation to update any forward-looking statements.


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